Exhibit 99.1

October 23, 2012
Dow Reports Third Quarter Results
Dow Delivers Earnings Per Share of $0.42;
Sequential Volume Gains and Increasing Operating Rate Mitigate Pricing Declines;
Company Generates $1.1 Billion in Cash from Operations with Acceleration of Cost and Cash Interventions

Third Quarter 2012 Highlights

•	Dow reported earnings of $0.42 per share. This compares with earnings of $0.69 per share in the same quarter last year, or adjusted earnings of $0.62 per share(1).

•
Sales were $13.6 billion, down 10 percent, or 7 percent on an adjusted sales(2) basis. The decline was led by Europe, which decreased 10 percent on the same basis driven by adverse currency conditions totaling more than $520 million.

•
Volume declined 1 percent, or rose 2 percent on an adjusted basis. Volume was up in all geographic areas on the same basis, and increases were reported in Agricultural Sciences (up 7 percent), Performance Plastics (up 5 percent), Performance Materials (up 4 percent), and Coatings and Infrastructure Solutions (up 1 percent).

•
Price declined 9 percent, with double-digit decreases in most businesses. Price was down in all geographic areas, led by Europe and Greater China, which declined 12 percent and 11 percent, respectively on an adjusted basis. Purchased feedstock and energy costs decreased by $1.2 billion versus the same quarter last year.

•	The Company's operating rate was 83 percent for the quarter, flat versus the year-ago period and up 5 percentage points versus the prior quarter.

•
Equity earnings were $175 million, compared with $375 million in the year-ago period, or $289 million in the year-ago period excluding certain items. Dow Corning represented the largest driver of the decline, due to ongoing weakness in the polysilicon value chain.

•
EBITDA(3) was $1.8 billion. Adjusted EBITDA margin(4) was essentially flat versus the year-ago period. Performance Plastics and Performance Materials both increased adjusted EBITDA margins versus the prior year, up 290 basis points and 150 basis points, respectively.

•
Dow delivered $1.1 billion in cash flow from operations in the quarter. Year-to-date, Dow has increased cash flow from operations more than $650 million versus the year-ago period. In addition, the Company began to accelerate cost and cash interventions announced previously in the year, demonstrated by a $200 million sequential decline in operational expenses.

•
The Company's debt declined by nearly $250 million in the quarter, and its net debt(5) to total capitalization declined to 39.7 percent, in line with the Company's previously stated target of less than 40 percent.

(1)
“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain Items.” See Supplemental Information at the end of the release for a description of these items, as well as a reconciliation of adjusted earnings per share to “Earnings per common share - diluted.”

(2)	“Adjusted sales” is defined as “Net Sales” excluding sales related to prior-period divestitures.

(3)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(4)	Adjusted EBITDA margin is defined as EBITDA excluding the impact of “Certain Items” as a percentage of net sales.

(5)
Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and cash equivalents,” and “Marketable securities and interest-bearing deposits.”

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“Dow's results this quarter demonstrate the acceleration and delivery of our cost reduction actions. We focused on execution and intervened to protect our prioritized growth path. Our low-cost feedstock advantage enabled us to deliver volume growth - despite weakening demand. And we have delivered improvements in operating cash flow through our disciplined approach. The purposeful actions we announced earlier this year are gaining momentum, and will be bolstered by our new, streamlined operating model. Further, with today's restructuring announcement, we now have a full array of aggressive cash generation measures in place, with tight controls on working capital, and reductions in costs and capital expenditures - particularly in Europe - and by strict and firm prioritization of our growth projects. Moving forward, Dow is squarely focused on driving cost efficiencies, generating cash and earnings growth.”

	Three Months Ended
In millions, except per share amounts	Sept. 30, 2012	Sept. 30, 2011
Net Sales	$13,637	$15,109
Adjusted Sales	$13,637	$14,642

Net Income Available for Common Stockholders	$497	$815
Net Income Available for Common Stockholders, excluding Certain Items	$497	$729

Earnings per Common Share - diluted	$0.42	$0.69
Adjusted Earnings per Share	$0.42	$0.62

Review of Third Quarter Results
The Dow Chemical Company (NYSE: DOW) reported sales of $13.6 billion, down 10 percent, or 7 percent on an adjusted sales basis. The decline was led by Europe, which decreased 10 percent on the same basis driven by adverse currency conditions totaling more than $520 million.
Volume declined 1 percent, or rose 2 percent on an adjusted basis. On the same basis, volume was up in all geographic areas, and increases were reported in Agricultural Sciences (up 7 percent), Performance Plastics (up 5 percent), Performance Materials (up 4 percent), and Coatings and Infrastructure Solutions (up 1 percent).
Price declined 9 percent, and purchased feedstock and energy costs decreased by $1.2 billion versus the same quarter last year. Price declined in all geographic areas, led by Europe (down 12 percent) and Greater China (down 11 percent), on an adjusted basis.
The Company reported EBITDA of $1.8 billion. On an adjusted basis, EBITDA margins were essentially flat versus the year-ago period. On the same basis, Performance Plastics and Performance Materials both increased EBITDA margins versus the prior period, up 290 basis points and 150 basis points, respectively.
Earnings for the quarter were $0.42 per share. This compares with earnings of $0.69 per share in the same quarter last year, or adjusted earnings of $0.62 per share. Certain items in the prior-year period consisted of a pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. (See Supplemental Information at the end of the release for a description of certain items affecting results in all periods presented.)

Dow's global operating rate was 83 percent for the quarter, flat versus the year-ago period, and up 5 percentage points versus the prior quarter.
Research and Development (R&D) expenses and Selling, General and Administrative (SG&A) expenses both increased versus the same period last year, as the Company continued to invest in growth programs. Moving forward, these expenses are expected to decline as Dow begins implementing restructuring actions announced October 23, 2012.
Equity earnings were $175 million, compared with $375 million in the year-ago period, or $289 million, excluding certain items. Ongoing weakness in the polysilicon value chain for Dow Corning represented the largest driver of the decline.
The Company's debt declined by nearly $250 million in the quarter, and its net debt to total capitalization declined to 39.7 percent, in line with the Company's previously stated target of less than 40 percent.
“Dow's results this quarter demonstrate the acceleration and delivery of our cost reduction actions,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “We focused on execution and intervened to protect our prioritized growth path. Our low-cost feedstock advantage enabled us to deliver volume growth - despite weakening demand. And we have delivered improvements in operating cash flow through our disciplined approach. The purposeful actions we announced earlier this year are gaining momentum, and will be bolstered by our new, streamlined operating model. Further, with today's restructuring announcement, we now have a full array of aggressive cash generation measures in place, with tight controls on working capital, and reductions in costs and capital expenditures - particularly in Europe - and by strict and firm prioritization of our growth projects. Moving forward, Dow is squarely focused on driving cost efficiencies, generating cash and earnings growth.”

Electronic and Functional Materials
Sales in Electronic and Functional Materials were $1.1 billion, down 8 percent from the same quarter last year as price declined 5 percent and volume declined 3 percent. The electronics sector continued to grow at a lower-than-forecasted rate, driving sales declines within Dow Electronic Materials. Semiconductor Technologies recorded flat sales, as a modest volume increase was offset by price declines. Interconnect Technologies sales decreased as a result of weak demand and pricing for metallization in all regions.
Functional Materials revenue declined overall as global uncertainty dampened sales. Dow Home and Personal Care reported sales decreases due to continued weakness with global brand owners. Strength in the energy sector drove volume gains in nearly all regions for Dow Microbial Control. However, these gains were offset by volume declines in North America due to lower rig counts, combined with overall price decline, which resulted in flat sales for the business.
Equity earnings for the segment were $27 million, up from $23 million versus the year-ago period. EBITDA was $273 million, compared with $306 million in the same period last year.

Coatings and Infrastructure Solutions
Coatings and Infrastructure Solutions sales were $1.7 billion, down 9 percent compared with the same period last year. Volume was up 1 percent versus the prior year, while price declined 10 percent.
Dow Coating Materials reported decreased sales as a result of declining prices. These declines were partially offset by volume gains in nearly all regions, boosted by demand growth in Industrial Coatings, with strength in traffic paint and paper coating applications. Weak pricing in epoxy-based products continued to hamper sales and profitability. Dow Building and Construction experienced volume declines as a result of actions taken within the quarter to improve profitability, particularly in Europe. The business commercialized an award-winning Polymeric Flame Retardant, an innovative response to local regulations. Dow Water and Process Solutions sales declined primarily due to weakening sales in Asia Pacific, particularly in China. In addition, the business posted a profitability decline due in part to higher comparables in the year-ago period associated with the realization of insurance claims for its operations in Soma, Japan.
Equity earnings were $29 million, down from $72 million in the same period last year. The decline was driven by Dow Corning as a result of ongoing weakness in the polysilicon value chain. EBITDA for the segment was $246 million. This compares with EBITDA of $372 million in the year-ago period.

Agricultural Sciences
Agricultural Sciences reported record third quarter sales of $1.3 billion, up 8 percent versus the same period last year. Volume increased 7 percent and price rose 1 percent. Double-digit sales and volume gains were reported in both North America and Latin America. The segment continues to benefit from solid industry fundamentals, with elevated farm income levels providing strong incentive for farmers to maximize yields.
Crop Protection reported sales growth of 6 percent, driven by significant volume and sales gains in Latin America, as well as continued adoption of new products. Seeds, Traits and Oils reported a 21 percent sales increase as a result of the introduction and ramp-up of new technologies.
Year to date, new Crop Protection molecules are up 21 percent, led by spinetoram insecticide, aminopyralid herbicide and pyroxsulam herbicide. Seeds, Traits and Oils has achieved strong growth through the third quarter in key crops, including corn, soybeans, healthy oils, and cotton. Strong customer and channel support fueled gains for SmartStax® corn hybrids.
EBITDA for the segment was $63 million, compared with $75 million in the year-ago period, due to continued investments in growth.

Performance Materials
Sales in Performance Materials were $3.4 billion, down 8 percent versus the year-ago period, or 7 percent on an adjusted basis. Volume increased 4 percent and price declined 11 percent on an adjusted basis compared to the same period last year. The segment reported volume growth in nearly all geographic areas, excluding Latin America, where declines were driven primarily by the shutdown of toluene diisocyanate capacity in Brazil.
Polyurethanes reported demand growth in Asia Pacific driven by new propylene oxide capacity in Thailand. These volume gains more than offset the price declines in Asia Pacific. Dow Oil and Gas reported double-digit sales gains fueled by strong sector fundamentals in both exploration and production, and refining and processing. Dow Formulated Systems experienced volume growth in nearly all geographic areas. However, this was offset by price declines primarily in Europe, Middle East and Africa (EMEA). Polyglycols, Surfactants and Fluids reported both price and volume declines, as sales growth in Asia Pacific and Latin America was more than offset by declines in North America and EMEA.
Equity losses were $30 million, versus a loss of $11 million in the same period last year. EBITDA for the segment was $491 million, compared with EBITDA of $478 million in the year-ago period. The increase was driven by volume growth and margin expansion.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.

Performance Plastics
Sales in Performance Plastics were $3.5 billion. Sales declined 15 percent, or 5 percent on an adjusted basis. The segment posted a 5 percent increase in volume on the same basis, with gains in all geographic areas. However, these gains were offset by a 10 percent decline in price.
Dow Elastomers reported sales gains driven by double-digit volume growth. NORDELTM achieved record volume in the quarter due to strong customer demand. Dow Performance Packaging recorded volume gains in all geographic areas led by Asia Pacific and North America. Despite achieving price increases throughout the quarter, the business reported overall price declines compared with the year-ago period.
Dow Electrical and Telecommunications sales were up versus the year-ago period, with large volume gains recorded in Asia-Pacific. Dow Hygiene and Medical sales rose, fueled by volume gains in EMEA, Asia Pacific, and Latin America, supported by strong customer demand for ASPUN™ Fiber Grade Resins.
Equity earnings were $28 million, compared with $150 million, or $64 million excluding certain items in the year-ago period. EBITDA for the segment was $737 million, compared with $834 million, or $748 million excluding certain items in the year-ago period. Lower-cost feedstocks continued to drive higher margins in North America and Latin America. This positive impact was partially offset by naphtha-based margin pressure in Europe and Asia Pacific.

Feedstocks and Energy
Sales in Feedstocks and Energy were $2.5 billion, down 13 percent versus the same period last year. Volume decreased 1 percent and price declined 12 percent. Lower sales in the Chlor-Alkali/Chlor-Vinyl business were driven by price declines resulting from weak polyvinyl chloride (PVC) market fundamentals. The year-ago shutdown of the Company's vinyl chloride monomer (VCM) asset in Louisiana drove volume declines in the business. Caustic soda reported strong year-over-year demand growth for the fourth consecutive quarter. However, this was more than offset by price declines in all geographic areas. Ethylene Oxide/ Ethylene Glycol maximized asset utilization, resulting in volume growth, while weakening global ethylene glycol dynamics drove sales and price declines.
Equity Earnings were $123 million, down from $153 million from the same period last year. Equity earnings were unfavorably impacted by a production outage at EQUATE during the quarter. EBITDA for the segment was $200 million, compared with $263 million in the same period last year.

Outlook
Commenting on the Company's outlook, Liveris said:
“Dow enters the fourth quarter and heads into 2013 on our front foot. We previously outlined $2.5 billion of levers we could pull to mitigate a slowing world economy. These actions are not only in motion, but are beginning to take hold, as we demonstrated this quarter.
“We recognize that these difficult conditions may have extended staying power, as the new reality is that we are operating in a slow-growth and volatile world. This requires an agile and efficient response. The task before us is straightforward: We must deliver value to our shareholders by a continuing focus on improving return on capital, increasing cash flow and growing earnings. And with our new, streamlined operating model and management structure, our entire organization is focused on delivering against these three objectives.”

™ trademark of The Dow Chemical Company (Dow”) or an affiliated company of Dow

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters tomorrow, October 24, at 9:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company's more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow's management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.

Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
Net Sales	$13,637	$15,109	$42,869	$45,888
Cost of sales	11,368	12,928	35,853	38,596
Research and development expenses	434	402	1,245	1,213
Selling, general and administrative expenses	739	691	2,120	2,086
Amortization of intangibles	117	125	361	373
Restructuring charges (Note B)	—	—	357	—
Acquisition-related integration expenses (Note C)	—	—	—	31
Equity in earnings of nonconsolidated affiliates (Note D)	175	375	492	964
Sundry income (expense) - net (Note E)	(21)	47	23	(322)
Interest income	10	9	26	26
Interest expense and amortization of debt discount	318	305	959	1,010
Income Before Income Taxes	825	1,089	2,515	3,247
Provision for income taxes	234	186	664	546
Net Income	591	903	1,851	2,701
Net income attributable to noncontrolling interests	9	3	38	24
Net Income Attributable to The Dow Chemical Company	582	900	1,813	2,677
Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$497	$815	$1,558	$2,422

Per Common Share Data:
Earnings per common share - basic	$0.42	$0.70	$1.32	$2.08
Earnings per common share - diluted	$0.42	$0.69	$1.31	$2.07

Common stock dividends declared per share of common stock	$0.32	$0.25	$0.89	$0.65
Weighted-average common shares outstanding - basic	1,172.7	1,152.3	1,167.8	1,147.2
Weighted-average common shares outstanding - diluted	1,179.5	1,160.9	1,174.9	1,157.8

Depreciation	$514	$539	$1,530	$1,624
Capital Expenditures	$622	$651	$1,605	$1,620
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result, in the first quarter of 2012, the Company recorded pretax restructuring charges of $357 million that included asset write-downs and write-offs, severance and costs associated with exit and disposal activities.

Note C: During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company.

Note D: In the third quarter of 2011, the Company recognized an $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate.

Note E: In the first quarter of 2012, the Company recognized a pretax loss of $24 million on the early extinguishment of debt. In the first half of 2011, the Company recognized a pretax loss of $482 million on the early extinguishment of debt.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Sep 30, 2012	Dec 31, 2011
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2012: $197; 2011: $170)	$3,885	$5,444
Marketable securities and interest-bearing deposits	—	2
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2012: $139; 2011: $121)	5,169	4,900
Other	4,797	4,726
Inventories	8,630	7,577
Deferred income tax assets - current	666	471
Other current assets	318	302
Total current assets	23,465	23,422
Investments
Investment in nonconsolidated affiliates	3,374	3,405
Other investments (investments carried at fair value - 2012: $2,068; 2011: $2,008)	2,559	2,508
Noncurrent receivables	1,238	1,144
Total investments	7,171	7,057
Property
Property	53,417	52,216
Less accumulated depreciation	35,860	34,917
Net property (variable interest entities restricted - 2012: $2,452; 2011: $2,169)	17,557	17,299
Other Assets
Goodwill	12,933	12,930
Other intangible assets (net of accumulated amortization - 2012: $2,684; 2011: $2,349)	4,849	5,061
Deferred income tax assets - noncurrent	2,407	2,559
Asbestos-related insurance receivables - noncurrent	156	172
Deferred charges and other assets	830	724
Total other assets	21,175	21,446
Total Assets	$69,368	$69,224
Liabilities and Equity
Current Liabilities
Notes payable	$439	$541
Long-term debt due within one year	1,747	2,749
Accounts payable:
Trade	4,627	4,778
Other	2,338	2,216
Income taxes payable	404	382
Deferred income tax liabilities - current	97	129
Dividends payable	463	376
Accrued and other current liabilities	2,680	2,463
Total current liabilities	12,795	13,634
Long-Term Debt (variable interest entities nonrecourse - 2012: $1,409; 2011: $1,138)	18,216	18,310
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,021	1,091
Pension and other postretirement benefits - noncurrent	8,590	9,034
Asbestos-related liabilities - noncurrent	549	608
Other noncurrent obligations	3,089	3,109
Total other noncurrent liabilities	13,249	13,842
Redeemable Noncontrolling Interest	147	147
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,998	2,961
Additional paid-in capital	3,112	2,663
Retained earnings	19,591	19,087
Accumulated other comprehensive loss	(5,481)	(5,996)
Unearned ESOP shares	(390)	(434)
The Dow Chemical Company’s stockholders’ equity	23,830	22,281
Noncontrolling interests	1,131	1,010
Total equity	24,961	23,291
Total Liabilities and Equity	$69,368	$69,224
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
Sales by operating segment
Electronic and Functional Materials	$1,111	$1,205	$3,383	$3,536
Coatings and Infrastructure Solutions	1,730	1,905	5,321	5,639
Agricultural Sciences	1,302	1,205	4,816	4,311
Performance Materials	3,411	3,698	10,253	11,097
Performance Plastics	3,500	4,114	10,802	12,598
Feedstocks and Energy	2,521	2,905	8,113	8,456
Corporate	62	77	181	251
Total	$13,637	$15,109	$42,869	$45,888
EBITDA (1) by operating segment
Electronic and Functional Materials	$273	$306	$803	$850
Coatings and Infrastructure Solutions	246	372	787	990
Agricultural Sciences	63	75	821	768
Performance Materials	491	478	1,173	1,523
Performance Plastics	737	834	2,215	2,773
Feedstocks and Energy	200	263	532	765
Corporate	(212)	(229)	(865)	(1,296)
Total	$1,798	$2,099	$5,466	$6,373
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Functional Materials	$—	$—	$(17)	$—
Coatings and Infrastructure Solutions	—	—	(41)	—
Agricultural Sciences	—	—	—	—
Performance Materials	—	—	(186)	—
Performance Plastics	—	86	—	86
Feedstocks and Energy	—	—	—	—
Corporate	—	—	(137)	(513)
Total	$—	$86	$(381)	$(427)
EBITDA excluding certain items by operating segment
Electronic and Functional Materials	$273	$306	$820	$850
Coatings and Infrastructure Solutions	246	372	828	990
Agricultural Sciences	63	75	821	768
Performance Materials	491	478	1,359	1,523
Performance Plastics	737	748	2,215	2,687
Feedstocks and Energy	200	263	532	765
Corporate	(212)	(229)	(728)	(783)
Total	$1,798	$2,013	$5,847	$6,800
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Functional Materials	$27	$23	$81	$72
Coatings and Infrastructure Solutions	29	72	96	219
Agricultural Sciences	3	—	3	3
Performance Materials	(30)	(11)	(67)	(20)
Performance Plastics	28	150	101	271
Feedstocks and Energy	123	153	300	446
Corporate	(5)	(12)	(22)	(27)
Total	$175	$375	$492	$964

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the businesses, except depreciation and amortization; items that principally apply to the Company as a whole are assigned to Corporate. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
EBITDA	$1,798	$2,099	$5,466	$6,373
- Depreciation and amortization	665	714	2,018	2,142
+ Interest income	10	9	26	26
- Interest expense and amortization of debt discount	318	305	959	1,010
Income Before Income Taxes	$825	$1,089	$2,515	$3,247
- Provision for income taxes	234	186	664	546
- Net income attributable to noncontrolling interests	9	3	38	24
- Preferred stock dividends	85	85	255	255
Net Income Available for The Dow Chemical Company Common Stockholders	$497	$815	$1,558	$2,422

(2)	See Supplemental Information for a description of certain items affecting results in 2012 and 2011.

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
North America	$4,802	$5,375	$15,480	$16,473
Europe, Middle East and Africa	4,446	5,125	14,680	16,196
Asia Pacific	2,520	2,659	7,585	7,885
Latin America	1,869	1,950	5,124	5,334
Total	$13,637	$15,109	$42,869	$45,888

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Nine Months Ended
	Sep 30, 2012			Sep 30, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(3)%	(5)%	(8)%	(3)%	(1)%	(4)%
Coatings and Infrastructure Solutions	1	(10)	(9)	1	(7)	(6)
Agricultural Sciences	7	1	8	10	2	12
Performance Materials	3	(11)	(8)	(1)	(7)	(8)
Performance Plastics	(6)	(9)	(15)	(8)	(6)	(14)
Feedstocks and Energy	(1)	(12)	(13)	(1)	(3)	(4)
Total	(1)%	(9)%	(10)%	(2)%	(5)%	(7)%
North America	(3)%	(8)%	(11)%	(3)%	(3)%	(6)%
Europe, Middle East and Africa	(2)	(11)	(13)	(3)	(6)	(9)
Asia Pacific	5	(10)	(5)	2	(6)	(4)
Latin America	1	(5)	(4)	(2)	(2)	(4)
Total	(1)%	(9)%	(10)%	(2)%	(5)%	(7)%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Nine Months Ended
	Sep 30, 2012			Sep 30, 2012
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Functional Materials	(3)%	(5)%	(8)%	(3)%	(1)%	(4)%
Coatings and Infrastructure Solutions	1	(10)	(9)	1	(7)	(6)
Agricultural Sciences	7	1	8	10	2	12
Performance Materials	4	(11)	(7)	1	(7)	(6)
Performance Plastics	5	(10)	(5)	3	(6)	(3)
Feedstocks and Energy	(1)	(12)	(13)	(1)	(3)	(4)
Total	2%	(9)%	(7)%	2%	(5)%	(3)%
North America	1%	(8)%	(7)%	1%	(3)%	(2)%
Europe, Middle East and Africa	3	(12)	(9)	3	(7)	(4)
Asia Pacific	5	(10)	(5)	2	(6)	(4)
Latin America	2	(5)	(3)	(1)	(2)	(3)
Total	2%	(9)%	(7)%	2%	(5)%	(3)%

(3)	Excludes sales of the Polypropylene business divested on September 30, 2011 and sales of Dow Haltermann which was divested during 2011.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended September 30, 2012 and September 30, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
Adjusted to exclude certain items (non-GAAP measures)			$497	$729	$0.42	$0.62
Certain items:
Gain on collection of impaired note receivable	$—	$86	—	86	—	0.07
Total certain items	$—	$86	$—	$86	$—	$0.07
Reported (GAAP amounts)			$497	$815	$0.42	$0.69

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results in the third quarter of 2011 were impacted by one item:

•
Pretax $86 million gain related to cash collected on a previously impaired note receivable related to Equipolymers, a nonconsolidated affiliate. The gain is shown as "Equity in earnings of nonconsolidated affiliates" in the consolidated statements of income and reflected in Performance Plastics.

The following table summarizes the impact of certain items recorded in the nine-month periods ended September 30, 2012 and September 30, 2011:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts (Unaudited)	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011	Sep 30, 2012	Sep 30, 2011
Adjusted to exclude certain items (non-GAAP measures)			$1,860	$2,670	$1.57	$2.29
Certain items:
Restructuring charges	$(357)	$—	(287)	—	(0.25)	—
Acquisition-related integration expenses	—	(31)	—	(20)	—	(0.02)
Gain on collection of impaired note receivable	—	86	—	86	—	0.07
Loss on early extinguishment of debt	(24)	(482)	(15)	(314)	(0.01)	(0.27)
Total certain items	$(381)	$(427)	$(302)	$(248)	$(0.26)	$(0.22)
Reported (GAAP amounts)			$1,558	$2,422	$1.31	$2.07

(1)	Impact on "Income Before Income Taxes."

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders."

(3)	"Earnings per common share - diluted."

Results for the nine-month period ended September 30, 2012 were unfavorably impacted by two items:

•
Pretax restructuring charges of $357 million. On March 27, 2012, the Company's Board of Directors approved a restructuring plan as part of a series of actions to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance the Company's Efficiency for Growth program, initiated by the Company in the second quarter of 2011. The restructuring plan includes the shutdown of a number of manufacturing facilities and a workforce reduction. As a result of these activities, the Company recorded pretax restructuring charges of $357 million in the first quarter of 2012 consisting of costs associated with exit and disposal activities of $150 million, severance costs of $113 million and costs associated with asset write-downs and write-offs of $94 million. The impact of the charges is shown as "Restructuring charges" in the consolidated statements of income and is reflected in the Company's segment results as follows: $17 million in Electronic and Functional Materials, $41 million in Coatings and Infrastructure Solutions, $186 million in Performance Materials and $113 million in Corporate.

•	Pretax loss of $24 million on the early extinguishment of debt, included in "Sundry income (expense) - net" in the consolidated statements of income and reflected in Corporate.

In addition to the item described above for the third quarter of 2011, results for the nine-month period ended September 30, 2011 were impacted by the following items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company. The charges are included in "Acquisition-related integration expenses" in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $482 million on the early extinguishment of debt, included in "Sundry income (expense) - net" and reflected in Corporate.